Exhibit 5.1

October 7, 2016
Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

Sempra Energy

488 8th Avenue

San Diego, California 92101

Re:	Registration Statement No. 333-198572; Issuance of $500,000,000 Aggregate Principal Amount of 1.625% Notes due 2019

Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the offering by the Company of $500,000,000 aggregate principal amount of its 1.625% Notes due 2019 (the “Notes”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 4, 2014 (File No. 333-198572) (the “Registration Statement”), including the prospectus constituting a part thereof, dated September 4, 2014, and the final supplement to the prospectus, dated October 4, 2016 (collectively, the “Prospectus”), filed by the Company with the Commission under the Act. The Notes are being issued pursuant to an indenture, dated as of February 23, 2000 (the “Indenture”), between the Company and U.S. Bank National Association, as successor trustee to U.S. Bank Trust National Association (the “Trustee”).

In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have also assumed without verification that the Indenture has been duly authorized, executed and delivered by the Trustee.

We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

Based upon the foregoing, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Notes, the Notes, when sold in exchange for the consideration set forth in the Prospectus, will be duly authorized and will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as (a) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally or by the effect of general

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in

North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown LLP

October 7, 2016

principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding at law or equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances, and entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to being named in the Prospectus under the caption “Legal Matters” with respect to the matters stated therein.

The opinions contained herein are limited to the Federal laws of the United States of America and the laws of the States of New York and California, and we express no opinion herein concerning the laws of any other jurisdiction.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP